Exhibit 99

News
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Todd M. Schneider joins PPG board of directors

PITTSBURGH, Dec. 11, 2025 – PPG (NYSE:PPG) today announced that Todd M. Schneider, president and chief executive officer of Cintas, has been elected to join PPG’s board of directors, effective Jan. 14, 2026. Schneider will serve on the Nominating and Governance and Sustainability and Innovation committees of PPG’s board.

Schneider has been with Cintas for more than 35 years, serving in a variety of leadership roles. He was appointed president and chief executive officer and a member of the Cintas board of directors in June 2021. Prior to that, he served as executive vice president and chief operating officer, responsible for operations and marketing.

“PPG’s board of directors continuously seeks to strengthen its experience and membership to drive PPG’s long-term growth strategy,” said Michael W. Lamach, PPG lead independent director. “Todd’s success growing Cintas and his deep knowledge of sales, service and operations will be valuable in guiding PPG’s strategic priorities.”

“We’re pleased to welcome Todd to the board and look forward to leveraging his proven track record of driving organic growth,” said Timothy M. Knavish, PPG chairman and chief executive officer. “Todd’s understanding and experience in providing top-tier technical and other services to customers will be a great asset to me and the PPG team in this important role.”

PPG: WE PROTECT AND BEAUTIFY THE WORLD®
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and specialty materials that our customers have trusted for more than 140 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $15.8 billion in 2024. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

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PPG announced that Todd Schneider, president and chief executive officer at Cintas, has been elected to join PPG’s board of directors, effective Jan. 14, 2026. Schneider will serve on the Nominating and Governance and Sustainability and Innovation committees of PPG’s board.